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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF CORRECTION
                                    FILED TO
                           CORRECT A CERTAIN ERROR IN
       THE CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF

                             INVITROGEN CORPORATION

         John A. Cottingham certifies that:

         1. He is the Vice President, General Counsel and Secretary of Invitrogen Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

         2. A Certificate of Amendment was filed with the Secretary of State of Delaware on September 14, 2000, and said Certificate of Amendment requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.


         3. The inaccuracy in said Certificate of Amendment to be corrected is as follows:

         THE FIRST RESOLUTION OF THE CERTIFICATE OF AMENDMENT AS IS SET FORTH BELOW

         "RESOLVED, that conditioned on the receipt of requisite stockholder approval, the first paragraph of Article IV of the Corporation's Certificate of Incorporation be amended and restated in its entirety to read as follows:

                  "The total number of shares of capital stock which the Corporation shall have authority to issue is 131,405,888, of which (a) 6,405,888 shares shall be preferred stock, par value $0.01 per share ("Preferred Stock"), and (b) 125,000,000 shares shall be common stock, par value $0.01 per share.""

         IS CORRECTED TO READ AS FOLLOWS:

         "RESOLVED, that conditioned on the receipt of requisite stockholder approval, the first paragraph of Article IV of the Corporation's Certificate of Incorporation be amended and restated in its entirety to read as follows:

                  "The total number of shares of capital stock which the Corporation shall have authority to issue is 131,405,884, of which (a) 6,405,884 shares shall be preferred stock, par value $0.01 per share ("Preferred Stock"), and (b) 125,000,000 shares shall be common stock, par value $0.01 per share.""


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         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed and attested by its duly authorized officer this 21st day of February, 2001.



                                 By:  /s/ JOHN A. COTTINGHAM
                                      -------------------------------
                                      John A. Cottingham
                                      Vice President, General Counsel
                                      and Secretary


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